Consent of Independent Registered Public Accounting Firm

Atlas Financial Holdings, Inc.
Schaumburg, Illinois
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 13, 2017, relating to the consolidated financial statements, the effectiveness of Atlas Financial Holdings, Inc.’s internal control over financial reporting, and schedules of Atlas Financial Holdings, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Grand Rapids, Michigan
March 5, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.